Exhibit 10.54

AMERICAN GREETINGS CORPORATION

EXECUTIVE RETENTION BONUS PLAN

Effective December 31, 2013

1. Purpose.

The purpose of this American Greetings Corporation Executive Retention Bonus Plan (the “Plan”) is to promote the interests of American Greetings Corporation (the “Company”) by providing an incentive to certain employees of the Company to remain employed from December 31, 2013 until December 31, 2017. In this regard, the Plan is intended to provide cash bonus payments to such employees if they remain employed by the Company on December 31, 2017, or where their employment terminates prior to such date(s) under certain specified circumstances.

2. Definitions.

The following terms shall have the meanings set forth below for purposes of the Plan:

“Board” means the Board of Directors of the Company or a committee of the Board delegated the duty to administer this Plan.

“Cause” means a finding by the Board that any of the following has occurred: Eligible Employee’s (1) fraud; (2) misappropriation of funds; (3) commission of a felony or of an act or series of acts which results in material injury to the business or reputation of the Company; (4) commission of a crime or act or series of acts involving moral turpitude; (5) commission of an act or series of repeated acts of dishonesty that are materially inimical to the best interests of the Company; (6) willful and repeated failure to perform his or her duties, which failure has not been cured in all substantial respects within fifteen (15) days after the Company gives written notice thereof to Eligible Employee; or (7) breach of any material provision of any employment agreement between the Company and Eligible Employee, which breach has not been cured in all substantial respects within ten (10) days after the Company gives written notice thereof to Eligible Employee.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Effective Date” means December 31, 2013.

“Eligible Employee” means each employee of the Company who (1) is actively employed as of the Effective Date, (2) is a participant in the Company’s Amended and Restated Supplemental Executive Retirement Plan, and (3) who receives a written notification from the

Company designating the employee as an Eligible Employee for purposes of the Plan and identifying the Retention Bonus amount that the employee is eligible to receive.

“Payment Date” means December 31, 2017.

“Retention Bonus” means the retention bonus described in Section 3.

3. Bonus Payment.

Subject to Sections 4 and 5 below, each Eligible Employee employed by the Company on the Payment Date shall be eligible to receive a bonus in an amount set forth on the written notification from the Company designating him or her as an Eligible Employee, subject in all respects to the terms of the Plan.

4. Payment of Awards.

Notwithstanding an Eligible Employee’s designation as such, except as otherwise provided in Section 5 below, an Eligible Employee must be employed by the Company on the Payment Date in order to be eligible to receive a Retention Bonus. The Company shall pay the Retention Bonus to an Eligible Employee in a single lump sum payment on or within thirty (30) days following the Payment Date.

5. Termination of Employment.

(a) If an Eligible Employee’s employment with the Company is terminated before the Payment Date by the Company (or, if applicable, the Company’s successor) without Cause, Eligible Employee shall be entitled to receive such portion of his or her Retention Bonus equal to the product of the Retention Bonus multiplied by a fraction, (1) the numerator of which is the number of days in the period from December 31, 2013 through and including the date Eligible Employee’s employment is terminated, and (2) the denominator of which is 1,460. Payment shall be made within 60 days of Eligible Employee’s termination.

(b) If an Eligible Employee’s employment with the Company is terminated before the Payment Date (i) as a result of Eligible Employee’s death or disability, or (ii) voluntarily by Eligible Employee at retirement at age 65 or older with ten or more years of service, Eligible Employee shall be entitled to receive the discounted present value of his or her Retention Bonus, such discounted present value to be calculated based on (i) a discount rate of 8.5% and (ii) the period of time between the date of his or her retirement or his death or disability, as applicable, and December 31, 2017. Payment shall be made within 60 days of Eligible Employee’s retirement, death or disability, as applicable.

(c) If an Eligible Employee’s employment with the Company terminates on account of termination by the Company for Cause or by Eligible Employee’s voluntary resignation (other than at retirement at age 65 or older with ten or more years of service), in each case prior to the Payment Date, Eligible Employee’s entitlement to a Retention Bonus shall be forfeited, and no payment shall be made therefor.

6. Administration.

The Plan shall be administered by the Board (or its authorized delegate). The interpretation and construction by the Board (or its authorized delegate) of any provisions of the Plan or of any awards granted under it shall be final and conclusive. No member of the Board (or any authorized delegate) shall be liable for any action taken or determination made with respect to the Plan or any awards granted under it. No equity holder of the Company nor any employee or former employee of the Company, or any beneficiary, shall have any claim or cause of action against the Company, an officer of the Company, or the Board (or any authorized delegate) on account of, by reason of, or arising out of the exercise of the discretionary power granted hereunder.

7. Non-Transferability.

No rights granted under this Plan may be transferred, assigned, pledged, encumbered or disposed of in any way by an Eligible Employee, except by will or by the laws of descent and distribution.

8. No Rights as Employee; No Right to Future Awards.

The granting of a Retention Bonus under the Plan shall not confer upon an Eligible Employee any right to continue as an employee, to receive future awards under the Plan, or to interfere in any way with the Company’s right to terminate such Eligible Employee’s employment. For purposes of clarification, eligibility to participate in the Plan shall not guarantee employment through the Payment Date.

9. Withholding; Taxes.

Payments of all bonuses under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may deduct from the bonus to be paid hereunder or other wages paid by the Company the amount of any withholding taxes due with respect to the bonus.

Neither the Company nor its officers or agents make or has made any representations about the tax consequences of the bonus payments paid or payable under this Plan by the Company to any Eligible Employee.

10. Amendment or Discontinuance of the Plan.

The Board may amend or terminate this Plan at any time and from time to time without the consent of any Eligible Employee hereunder; provided, however, that no such amendment or termination may diminish the rights of an Eligible Employee without such Eligible Employee’s written consent; provided, further, that the Company may make any changes to this Plan it determines in its sole discretion are necessary to comply with the provisions of section 409A of the Code and any final, proposed or temporary regulations or other guidance issued thereunder without the consent of any Eligible Employee.

11. Section 409A.

The benefits provided under this Plan are intended to be exempt from or comply with the requirements of section 409A of the Code, and, to the extent applicable, shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding anything in the Plan to the contrary, payments may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall an Eligible Employee, directly or indirectly, designate the calendar year of payment.

12. Governing Law.

The Plan shall be governed by the laws of the State of Ohio, without regard to the conflicts of law principles thereof.

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